EXHIBIT 10.1

FIRST AMENDING AGREEMENT

TO THE ASSET PURCHASE AGREEMENT

THIS AGREEMENT made as of the 30th day of June, 2008.

BETWEEN:

APOLLO GOLD CORPORATION, a corporation continued under the laws of the Yukon Territory

(hereinafter referred to as the “Purchaser”)

- and -

ST ANDREW GOLDFIELDS LTD., a corporation amalgamated under the laws of the Province of Ontario

(hereinafter referred to as the “Vendor”)

- and -

FOGLER, RUBINOFF LLP

(hereinafter referred to as the “Trustee”)

WHEREAS:

1.
The Purchaser, the Vendor and the Trustee have entered into an asset purchase agreement made as of the 6th day of June, 2008 (the “Asset Purchase Agreement”) providing for, inter alia, the purchase and sale of the Stock Mill Complex;

2.	The parties hereto have agreed to amend the Asset Purchase Agreement as hereinafter set forth;

3.	Capitalized words and terms not defined herein have the meanings ascribed to such words and terms in the Asset Purchase Agreement;

NOW THEREFORE for the sum of $1.00 of lawful money of Canada and other good and valuable consideration paid by each of the parties hereto to each of the other parties hereto (the receipt and sufficiency of which are hereby acknowledged), it is agreed among the parties hereto as follows:

1.	Section 1.1(h) is hereby amended by deleting the phrase:

“June 30, 2008 or such other date (i) as set out in an Extension Notice, or (ii)”

and inserting in its place the phrase:

“the date on which the Final Payment is made by the Purchaser to the Vendor, or such other date”.

2.	Section 1.1(o) is hereby deleted and replaced with the following: “INTENTIONALLY DELETED”.

3.	Section 1.1(cc) is hereby deleted and replaced with the following: “INTENTIONALLY DELETED”.

4.	Section 2.7(b) is hereby deleted and replaced with the following:

“Subject to Section 2.7(c), the balance of the Purchase Price, being $18,500,000 less applicable adjustments as described in section 2.5 and section 4.1(k) herein, shall be paid and satisfied as follows:

(i)	on July 3, 2008, the Purchaser will pay to the Vendor by certified cheque or bank draft, the sum of $4,000,000 (the “First Balance Payment”);

(ii)
on or before July 31, 2008, the Purchaser will pay to the Vendor by certified cheque or bank draft, the sum of $6,000,000 (the “Second Balance Payment” and the “Second Balance Payment” and collectively with the First Balance Payment, the “Balance Payments”);

(iii)
on or before August 29, 2008, the Vendor will receive, at its sole discretion, but subject to Section 2.7(c)(iv) below, a final payment (the “Final Payment”) through either: (A) payment from the Purchaser by certified cheque or bank draft in the sum of $8,500,000 (the “Cash Payment”), (B) such number of common shares in the capital of the Purchaser (the “Consideration Shares”) equal to $8,500,000 based on a value of $0.50 per Consideration Share, or (C) any combination of (A) and (B) equal to $8,500,000, provided, however, that any issuance of Consideration Shares does not result in the Vendor owning, directly or indirectly, 20% or more of the issued and outstanding common shares of the Purchaser. The issuance of Consideration Shares, if applicable, shall be by way of private placement, with the Consideration Shares being registered for resale in the United States of America under a resale registration statement to be filed by the Purchaser within 60 days of the Completion Date and subject to a four-month and one-day hold period from the Completion Date in Canada. The Purchaser will use its reasonable best efforts to have such registration statement declared effective by the SEC within 120 days of the Completion Date; and

(iv)	notwithstanding anything in Section 2.7(c)(iii) to the contrary, if the Purchaser satisfies the Final Payment by way of the Cash Payment, the Vendor shall be obligated to accept the Cash Payment.

The Balance Payments will be dealt with in accordance with the following provisions:

(i)	if the purchase and sale of the Purchased Assets is completed at the Completion Time, the Balance Payments will be applied toward satisfaction of the Purchase Price;

(ii)
if the purchase and sale of the Purchased Assets is not completed for any reason other than the failure of the Purchaser to satisfy any of the conditions set out in section 9.3 hereof, the Balance Payments received by the Vendor shall be returned to the Purchaser without interest; and

(iii)
if the purchase and sale of the Purchased Assets is not completed due to the failure of the Purchaser to satisfy any of the conditions set out in section 9.3 hereof, then the Balance Payments received by the Vendor shall be forfeited and retained by the Vendor, in full satisfaction of all damages, losses, costs and expenses incurred by the Vendor, and the Vendor acknowledges that it will not have any other remedy or claim against the Purchaser as a result of the sale of the Purchased Assets not being completed.

5.	Section 2.7(c) is hereby deleted and replaced with the following:

“The balance of the Purchase Price as described in Section 2.7(b), namely the $18,500,000 or the unpaid portion thereof from time to time, shall bear interest from June 30, 2008 to the Completion Date at the rate of 12% per annum, calculated daily and payable on the Completion Date with interest at the same rate both before and after default, demand, maturity or judgment.”

6.	Except as otherwise set forth in this Agreement, all provisions of the Asset Purchase Agreement remain unamended and in full force and effect.

7.	This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

8.
The rights of the Vendor hereunder shall not be assignable without the written consent of the Purchaser. The rights of the Purchaser hereunder shall not be assignable without the written consent of the Vendor.

9.
This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

EXECUTION PAGE TO FOLLOW

IN WITNESS WHEREOF the parties hereto have duly executed this agreement under seal as of the day and year first written above.

APOLLO GOLD CORPORATION

by:	/s/ R. David Russell
R. David Russell President and Chief Executive Officer

ST ANDREW GOLDFIELDS LTD.

by:	/s/ Jacques Perron
Jacques Perron President and Chief Executive Officer

FOGLER, RUBINOFF LLP

by:	/s/ G. Michael Hobart